Exhibit 99(j)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Global Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 30-44186 on Form N-1A of our report dated December 21, 2006, relating to the financial statements and financial highlights of Seligman Global Fund Series, Inc. appearing in the Annual Report on Form N-CSR of Seligman Global Fund Series, Inc. for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

New York, New York
February 26, 2007